Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 33-20026, 33-20031, 33-42410, 33-42419, 333-68157 and 333-114343 of Mayor’s Jewelers, Inc. on Forms S-8 of our report dated June 6, 2003 (June 22, 2005 as to the effects of Note B), appearing in this Annual Report on Form 10-K of Mayor’s Jewelers, Inc. for the year ended March 26, 2005.

/s/ Deloitte & Touche LLP

Miami, Florida

June 22, 2005